 Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-127095, No. 333-125602, No. 333-122752, No. 333-33174, No. 333-34822 and No. 333-89973) and Forms S-8 (No. 333-121041, No. 333-94603 and No. 333-82541) of MSGI Security Solutions, Inc. and subsidiaries, of our report dated December 22, 2006, relating to the consolidated financial statements and Schedule II as of June 30, 2006 and 2005 and for the three fiscal years then ended, which is included in this Form 10-K/A filing, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of MSGI Security Solutions, Inc. to continue as a going concern.

/s/ Amper, Politziner & Mattia, P.C.

December 26, 2006
Edison, New Jersey